Exhibit 99.1
CONFERENCE CALL TRANSCRIPT
SAIA – Q3 EARNINGS CONFERENCE CALL EVENT
DATE/TIME: November 1, 2012/11:00 AM EST

Operator

Good day and welcome to the Saia, Inc. third-quarter 2012 results conference call. Today’s conference is being recorded. At this time I would like to turn the conference over to Ms. Renée McKenzie. Please go ahead, ma’am.

Renée McKenzie - Saia, Inc. — Treasurer

Thank you. Good morning and welcome to Saia’s third-quarter 2012 conference call. Hosting today’s call are Rick O’Dell, Saia’s President and Chief Executive Officer, and Jim Darby, our Vice President Finance and Chief Financial Officer.

Before we begin you should know that during this call we may make certain forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements and all other statements that might be made on this call that are not historical facts are subject to a number of risks and uncertainties and actual results may differ materially.

We refer you to our press release and our most recent SEC filings for more information on the exact risk factors that could cause actual results to differ. Now I’d like to turn the call over to Rick O’Dell.

Rick O’Dell — Saia, Inc. — President & CEO

Good morning, thank you for joining us to discuss Saia’s third-quarter results. The third quarter of 2012 was another exciting one for those of us at Saia. After several years of foundational work, it is gratifying to see the positive results unfold.

I’m pleased to report that Saia again delivered a significant increase in earnings this quarter. Our success was due to the hard work and dedication by every member of the Saia team. There were meaningful improvements across a number of target areas, many of which I’m going to discuss with you today.

To get started, we are going to review some highlights from the quarter compared to the third quarter of last year. Revenue per workday was up 5.3% to $278 million; our earnings per share were $0.56 versus $0.30 last year, up 87%; our operating ratio was 94.1 versus 96.4; LTL tonnage per workday increased — decreased, I’m sorry, 1.6% and LTL yield increased 6.6% due to effective yield management.

The 230 basis points improvement in Saia’s operating ratio for the quarter demonstrates continued effective execution across several key initiatives. Saia’s best-in-class service quality, strong yield results and operational excellence were the primary drivers of our margin improvement.

While recovery in the transportation appears to be moderating, we continue to advance our value proposition through investments that are improving the quality of our service, strengthening Company infrastructure and technology and investing in our employees, all of our most important assets.

I would like to highlight a few specifics for you that contributed to the positive results for the quarter. Our industrial engineering initiative and corresponding operational efficiencies have reduced purchased transportation miles per day by an impressive 28% compared to the third quarter of last year.

Our fuel efficiency, supported by our electronic onboard devices and the skill of our professional drivers, improved by about 6%. A more detailed targeted approach to pricing and profit management has materially improved our yield. Our marketing efforts aimed at specific products and lanes along with increasing our inside sales resources are also playing a role in revenue growth that we are experiencing in our field business.

And the implementation of dimensioners and strategic terminals throughout our network is providing quick, reliable and accurate density measurements for individual shipments, so this technology investment has also supported our yield management success.

Saia’s Quality Matters initiatives resulted in improvements in every major quality metric that we measure. Our dedicated associates, who again delivered 98% on-time service, also achieved a 36% reduction in our cargo claims.

Superior customer service is only achieved through engaged employees who are dedicated at doing a great job. We continue to invest in our employees with dock to driver training programs being implemented across our network, enhanced quality freight handling courses and our continued commitment to training in technology for improved safe driving techniques.

We also continue our strategy of investing in technology and equipment to decrease the average age of our fleet, to provide our personnel with the tools they need to perform most effectively and to supply our customers with the real time data and reporting that they require.

At the beginning of this quarter we announced the acquisition of Robart Transportation, Inc. and its subsidiary. These companies are now rebranded as Saia Truckload Plus and Saia Logistics Services. They’ve provided customers with quality truckloads expedited and full-service logistics solutions since 1981. This acquisition supports Saia’s strategic goal of diversifying our portfolio of service offerings, which will provide further growth opportunities in the future.

I believe these expanded offerings combined with our impressive execution on quality, yield management and operational optimization initiatives builds on Saia’s strong foundation and provides us with a clear course for long-term profitable growth. Now I would like to have Jim Darby review the third-quarter and year-to-date results.

Jim Darby - Saia, Inc. — VP of Finance & CFO

Thanks, Rick, and good morning, everyone. As Rick mentioned, the third-quarter 2012 earnings per share were $0.56 compared to $0.30 in the third quarter of 2011. For the quarter revenues were $278 million with operating income of $16.4 million, this compares to 2011 third-quarter revenue of $268 million and a reported operating income of $9.6 million.

The LTL yield for the third quarter 2012 increased by 6.6% which primarily reflects the favorable impact of continued pricing actions. Our annual general rate increase, or GRI, of 6.9% was effective July 9. Continuing our trend from the past several quarters, yield showed steady improvement as we continue to achieve price increases and target poorly operating freight.

Our industrial and engineering initiatives and operational effectiveness continue to reduce our reliance on purchased transportation, significantly enhance our fuel utilization and reduce our self-insurance costs.

The quarter, however, did include higher costs from wage and benefit increases necessary to compensate our work force and meet customer requirements as we implemented a 3% wage and salary increase Companywide effective on July 1. This increase will add approximately $13 million in expense on an annualized basis. We anticipate the impact of this wage increase to be partially offset by further productivity and efficiency gains.

Our investments in and our commitment to our Quality Matters program are paying off and benefiting our customers. Our focus on safety training along with the decline in cargo claims resulted in a continued reduction in claims and insurance expense in the third quarter.

Depreciation and amortization ran $12.3 million during the quarter versus $9.7 million in the prior year quarter due to our significant capital expenditures for tractors and trailers which are now in service. Year-to-date revenues were $834 million compared to $777 million in the prior year period, a 7.3% increase.

For the first nine months of 2012 operating income was $48.7 million with net income of $26.6 million. This is compared to operating income of $22 million with net income of $8.9 million in the prior year period. Earnings per share were $1.61 compared to $0.55 a year to date in 2011.

Our effective tax rate was 37.6% year to date for 2012 due to tax credits. For modeling purposes we expect our effective tax rate to be approximately 38% for the full year 2012.

As of September 30, 2012 total debt was $81.2 million. Net of the Company’s $800,000 cash balance net debt to total capital was 24.5%. This compares to total debt of $81.4 million and net debt to total capital of 26.5% at September 30 of last year.

Net capital expenditures for the first nine months of 2012 were $79.3 million, this compares to $51.8 million of capital expenditures during the same period in 2011. The Company is now planning net capital expenditures in 2012 of approximately $83 million. This level reflects the purchase of replacement tractors and trailers and our continued investment in technology.

With the residual of the older tractors now having been disposed of, the Company anticipates that the maintenance expenses will be favorably impacted in the future. The increased capital investments have already reduced the average age of the tractor fleet to 5.7 years. Now I would like to turn the call back to Rick.

Rick O’Dell — Saia, Inc. — President & CEO

Thanks, Jim. The quarter was marked by significant margin improvement achieved through effective execution across our network. I believe our investments in employees, quality techniques and innovative technology solutions continue to provide a foundation for us to build upon these demonstrated results.

We remain committed to our core strategy of improving yield, building density, enhancing customer satisfaction and reducing costs through engineered process improvements and continuous employee training. This strategy provides the base for long-term profitable growth and increased shareholder and customer value going forward. With these comments we are now ready to answer your questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions). William Greene, Morgan Stanley.

William Greene - Morgan Stanley — Analyst

There are a few moving pieces here, just if I remember correctly, you talked about having some headwinds sequentially in the third quarter; you referenced some of them in your remarks here. When we think about the fourth-quarter margins and we look at them historically on a sequential basis should we not use that normal seasonality as a rough guide? Can you kind of talk a little bit about some of the puts and takes third quarter over fourth that we need to keep in mind as we model?

Rick O’Dell — Saia, Inc. — President & CEO

Yes, our historical third-quarter to fourth-quarter performance has averaged about 1.9 OR points worse just because of the normal seasonality. And I think at this point we really don’t see any reason for this year to be much different than that. While volumes are a little soft the rate environment is still positive and we have good cost control and are seeing pretty good margins are being maintained.

William Greene - Morgan Stanley — Analyst

Okay, great. And then, as we look out to 2013, I think in the past you have sort of said, look, the pricing gains are probably going to moderate. They were really quite good here in the third quarter. How do you think that sort of tracks going forward as you sort of negotiate with customers here?

Rick O’Dell — Saia, Inc. — President & CEO

Yes. I mean even this quarter we saw some of our pricing, our contract renewals is now more in the 3% to 4% range and I think you are looking at it — like you said, a couple things here. First of all, the economy is obviously not robust, it is pretty soft at this point in time. I think we continue as an industry to face some cost headwinds with regulations and increased equipment costs, et cetera. So I think customers are pretty accepting that the rates still need to go up.

But we are looking at 18 months to two years of us having increased yields very significantly, particularly on some large customers that needed to have some corrective pricing. The good news is we are kind of overlapping those at this point in time and we are back to where I don’t have a big group of customers that require a large increase to operate okay.

So I would say probably more in that 3% to 4% range would be more of an expectation and that combined with some of our cost initiatives I think would work well for us to continue to improve our margins and get the types of returns that we need to justify investing in the business.

William Greene - Morgan Stanley — Analyst

Great. Okay, thank you for the time.

Operator

Jason Seidl, Dahlman Rose.

Jason Seidl - Dahlman Rose — Analyst

When you guys are looking at the impacts of the storm, Rick, when you give that 1.9 OR normalized impact from 3Q to 4Q sequentially are you including the storm impacts or excluding?

Rick O’Dell — Saia, Inc. — President & CEO

You know, I guess we are fairly fortunate in that the storm did not impact our geography very much at all. So we really did not see much impact. I guess the question is, what is the ultimate residual impact on the economy overall from the storm and that I am not really certain about.

But I guess what I would tell you is through October we have seen what I would consider to be normal sequential margins and profit margins in the quarter. Our volume softened a little bit from September to October, but we have had some good cost initiatives that we have been working through and progressing into the quarter and our margins are still pretty good.

Jason Seidl - Dahlman Rose — Analyst

If I go back to a survey we do of railroad shippers, it seems that about a third of them responded that they have been withholding investment until sort of post-election, post-fiscal cliff. Are you hearing sort of the same things from some of your customers?

Rick O’Dell — Saia, Inc. — President & CEO

Yes, I mean I think that is probably fair statement, that we are just seeing some — there is some hesitation I guess in making strong commitments given we don’t really know what the regulatory and economic environment is going to look like.

Jason Seidl - Dahlman Rose — Analyst

Last one, more for Jim. Jim, I might have missed this, and I do apologize. Your tax rate for the quarter was I guess a little bit below what I would expect. Was there anything one time in nature in that number? And what should we look for going out.

Jim Darby - Saia, Inc. — VP of Finance & CFO

No, just it was a little bit lower in the quarter; it has to do with some credits that we actually realized in the quarter and the return to provision adjustments we have. For the year we are looking at 38% effective tax rate.

Jason Seidl - Dahlman Rose — Analyst

Okay, that is good enough. All right, guys, I appreciate the time. I will turn it over to somebody else.

Operator

Art Hatfield, Raymond James.

Alex Scott - Raymond James — Analyst

This is Alex Scott in for Art. Can you speak a little bit about your industrial engineering initiatives? And I believe the purchased transportation miles per day were down 28%. You also mentioned fuel utilization and self-insurance costs also benefiting from those initiatives. Could you quantify what those benefits were?

Rick O’Dell — Saia, Inc. — President & CEO

We can highlight a few of those things. Our electronic onboard computers are really giving us some very detailed fuel measurement by tractor and by driver. We also can see driving habits whether they are doing progressive shifting is correct, where whether there are hard braking incidents, things like that.

And so, by working with the units themselves, maintenance and the drivers, the driving techniques we have targeted some pretty significant improvements and we are seeing about a 6% improvement.

We spend in the neighborhood of $200 million a year on fuel, so you’re talking about $12 million a year. And I actually believe that we are going to target some further improvements because that really just got rolled out companywide with the electronic on boards was just completed in July of this year.

So I think there are some additional opportunities for us to improve our effectiveness in fuel management going forward. That is a pretty big one. Obviously we are always working on our network optimization from a line haul perspective, loading techniques, load average, always re-optimizing your use of purchased transportation.

Some of our — a combination of effective line haul management plus more sophisticated lane-based pricing to make sure we are properly compensated for imbalances in our network, the combination of those two things is allowing us to improve our line haul expense as a percent of revenue. So that is again working well from that perspective.

And then this year we made a lot of investments in quality with load quality inspectors, we put new airbag systems in the terminals, we worked on — we re-engineered some tools and replenishment functions for dock worker tools, we reinstituted some more sophisticated training for our dock workers on freight handling techniques.

And we’ve seen a significant improvement in our cargo claims ratio, which is now below 1%. And again, we believe that there is still some further improvement there as well. Those are probably the three highlights — things that are worth highlighting.

Alex Scott - Raymond James — Analyst

Okay, very good, thank you. And then if I could follow up on a comment you made earlier about volume softening a little bit sequentially from September into October. If you could maybe provide the trend throughout the quarter. And then do you anticipate then trending down year over year as far as fourth-quarter tonnage goes?

Jim Darby - Saia, Inc. — VP of Finance & CFO

Well, Alex, what I can tell you — I will walk you through the quarter. I mean you can see our LTL tonnage for the quarter was down 1.6% versus third quarter a year ago. In July we were down 1.5%, in August we were down 2.6%, and in September it was a little bit better, we were down 4/10 of 1% and that averages out to 1.6% down for the quarter. For the month of October what we have seen is on LTL tonnage we were down 1.9%.

Alex Scott - Raymond James — Analyst

Very good. All right, well I appreciate your help. Thank you, guys.

Operator

Ed Wolfe, Wolfe Trahan.

Ed Wolfe - Wolfe Trahan — Analyst

Just as a follow-up to the last question, Jim, the negative 1.9 in October, was there any major change the last three or four days with the storm? I’m guessing from Rick’s earlier comments not really for you guys, but I just want to check.

Jim Darby - Saia, Inc. — VP of Finance & CFO

No, not really, Ed. I think it was — we were down — trailing down through the month and we didn’t see a lot of difference in the last couple of days.

Ed Wolfe - Wolfe Trahan — Analyst

Yes. Can you give the similar monthly trends for yields throughout the quarter?

Renée McKenzie - Saia, Inc. — Treasurer

That’s a number we don’t give out.

Jim Darby - Saia, Inc. — VP of Finance & CFO

Ed, we look at it — because there is variability in some of the mix during the month and you can have some variation. So we really just do it on a quarterly basis.

Rick O’Dell — Saia, Inc. — President & CEO

What I would say is while our rate increases from contract renewals moderated in the quarter from our prior quarters, because we have been running 5% to 6% in contract renewals and this quarter was more in the little over 3% range. But coming out of the quarter we had higher yields than we did coming in obviously so we continue to make progress from a yield perspective. Just the pace is slowing somewhat.

Ed Wolfe - Wolfe Trahan — Analyst

So how do you — if it’s accelerating but the pace is slowing, how do you put those two together? Is it that the GRI is bigger? I mean what is the — what am I missing there?

Rick O’Dell — Saia, Inc. — President & CEO

What I’m saying is we are still getting — contract renewals are still increasing, right, it is just instead of getting 5% to 6% on contract renewals I am getting 3%. But every quarter — I mean every month, right, I have about 70% of our business is contractual, 30% is subject to the general rate increase. So I’ve got 1/12 of that 70% every quarter that comes up for renewal approximately.

Ed Wolfe - Wolfe Trahan — Analyst

I got you. And then I thought I heard you say that the goal for next year is 3% or 4% on contractual renewals, but you seem to be at the lower end of that 3% to 4%, are you confident you will be able to stay in that range?

Rick O’Dell — Saia, Inc. — President & CEO

I believe so. We are seeing some good — we are continuing to make some good progress on the yield side and our value proposition in the marketplace is probably better than it has ever been. We continue to advance that.

And then also part of your net yield, right, also has to do with your business mix. And we continue to see growth in field business, which has a higher yield, it’s growing at a faster rate than our national account revenue. So while we are up about — per work day basis about 5%, field business is growing over 6% and National Account business is up about 2.5%.

Ed Wolfe - Wolfe Trahan — Analyst

Hey, Rick, I mean you guys have just done a fantastic job the last couple years of balancing price and tonnage. And clearly you have been leaning towards getting the price right in front of the tonnage and the tonnage follows. As you look forward to 2013, and assuming the economy is kind of more of the same as this year, it’s 1% to 2% let’s say GDP — what would you think in terms of that balance of tonnage and pricing? Do you think it stays the same? Or at some point do you start to move towards tonnage a little bit more or how do you think about it?

Rick O’Dell — Saia, Inc. — President & CEO

Yes, obviously one of our strategies is to build density in our network. I mean we have fixed costs and there is a lot — there’s a good opportunity to improve our utilization there. I think we — as you commented, I mean, for the last two years we have done some material repricing of a large segment of our business.

And I think once that is behind you, you’ve got to take a lot of risk when you need a double-digit increase from a major customer. The good — and so while you — over time we have been able to do that, reprice lanes and maintain the relationship, I think going forward we don’t have to take that kind of risk because we don’t have a big group of accounts that operate that poorly anymore.

So I would think that we would be able to regain off some of our momentum from a share perspective with the quality that we have and not have to go out there and trade out business, so to speak, right.

Ed Wolfe - Wolfe Trahan — Analyst

That would make sense. Can you talk a little bit about the acquisition and what you are seeing from that? And if there is revenue in the quarter, how much and where we see that?

Rick O’Dell — Saia, Inc. — President & CEO

Yes, I mean, the business is well operated, they are having a good year, it is not a very big business, but the top-line and bottom-line is both growing at a double-digit pace. We just rebranded the companies; they contributed about a penny in the quarter, which is what we said it would do.

And now we are beginning to roll out the Truckload Plus, the non-asset base truckload sales force is actually going to start this month. So we are — it is small, but I think it is a good opportunity, obviously non-asset, margins are great, we are excited about it.

Ed Wolfe - Wolfe Trahan — Analyst

Is there a revenue number on the quarter from July?

Jim Darby - Saia, Inc. — VP of Finance & CFO

Yes, we would have picked up their revenue top-line. .

Ed Wolfe - Wolfe Trahan — Analyst

How much though?

Jim Darby - Saia, Inc. — VP of Finance & CFO

Booking net of purchased transportation it is about $1.1 million.

Ed Wolfe - Wolfe Trahan — Analyst

One last one and then I will let you be. When we think about D&A, as you have been replenishing the fleet it has been going up. Should we expect it to continue going up for a couple quarters and then kind of go up and level off or should it start coming down? How do we think about D&A as you move forward?

Jim Darby - Saia, Inc. — VP of Finance & CFO

Ed, I think we have said it should hit about $48 million for the year all along and that is what we are anticipating. So we should end up full-year basis about $48 million. And then going forward, as we are bringing it on during the year, you will remember that we spent a lot of money in the first two quarters. So the run rate is probably about where it needs to be going forward. So if you look at third and fourth that is probably what we would see going forward.

Ed Wolfe - Wolfe Trahan — Analyst

I appreciate it, thanks, guys.

Operator

Willard Milby, BB&T Capital Markets.

Willard Milby - BB&T Capital — Analyst

First off, do you all have any scheduled wage increases for 2013 at this juncture?

Rick O’Dell — Saia, Inc. — President & CEO

No. Our wage increase last year was in July and we would expect to evaluate the annual increase based on Company performance and where the market is trending from a salary and wage perspective ahead of that same time line next year.

Willard Milby - BB&T Capital — Analyst

All right. And I know you gave monthly tonnage; could you also give monthly shipment numbers for the quarter and October?

Jim Darby - Saia, Inc. — VP of Finance & CFO

Sure. LTL shipments for the quarter — July was down 4.7%; August was down 5.4%; September was down 2.4%. And what we have seen so far — well, what we saw in October, it was a down 4%, LTL shipments year over year.

Rick O’Dell — Saia, Inc. — President & CEO

One comment I would make on that too is obviously our weight per shipment is up year over year and so is our revenue per freight bill is up materially as well. And again, that is something we are targeting from a business mix management to ensure that our shipment mix is profitable.

And particularly you don’t want to be handling a lot of minimum shipments at low revenue per bill that you are not making money on. So it actually — while I don’t like 4% negative shipments, I like $12 higher revenue per bill.

Willard Milby - BB&T Capital — Analyst

Okay, fair enough. And just to clarify, Q4 workdays?

Jim Darby - Saia, Inc. — VP of Finance & CFO

Quarter four, I believe we are at 62 workdays this year.

Willard Milby - BB&T Capital — Analyst

Okay. That is all my questions. Thanks very much.

Operator

Bruce Chan, Stifel Nicolaus.

Bruce Chan - Stifel Nicolaus — Analyst

Just to follow up on that last question. You mentioned that shipments were down but weight per shipments was up and that was something you were targeting. Is that a trend that you are kind of seeing on a secular basis or is that something you think that is related to sort of the tepid economic environment right now?

Rick O’Dell — Saia, Inc. — President & CEO

I don’t know. There are so many moving parts in that with the way that we price. And what I would tell you is in the last year basically we repriced with some more targeted pricing with all of our major 3PLs and many of our large customers. And I personally think it is probably more of our pricing actions as opposed to what is what is going on in the marketplace.

But you have to add up all the — what everybody else’s numbers are like. I think it is mix, we have seen some people whose weight per shipment has gone down when some of the competitors have announced as well. So I think it is more of a business mix thing.

Bruce Chan - Stifel Nicolaus — Analyst

Sure, yes, certainly. Also, I don’t know if I missed it, there have been a lot of LTL stats flying around this morning. But can you quantify maybe how much of your tonnage decline was sort of intentional and a result of pricing action and maybe a how much of it was involuntary and related to kind of the softness in the market?

Rick O’Dell — Saia, Inc. — President & CEO

I don’t know, I think that’s fairly hard to measure.

Bruce Chan - Stifel Nicolaus — Analyst

Sure, sure.

Rick O’Dell — Saia, Inc. — President & CEO

You know, I think, again, we are committed to the value proposition that we are providing in the marketplace and to make sure we are properly compensated for some of the investments that we are making from — and quality in our network. And our customers are seeing that.

And I guess one comment I would make with respect to this — some of this granular more sophisticated lane-based pricing, one issue that we are all faced with in our industry is that customers are very sophisticated and they can route shipments by — by lane, by container, and any way they want to, right.

So if we don’t price in a sophisticated manner they will take advantage of your un-sophistication and you will get the shipments that you mispriced, right. And so from our perspective we are seeing a pretty good customer acceptance. They are saying, well, you can be as granular as you want with respect to price and we will have the sophistication to work through that and give you business that you want.

It is something that has worked well for us and I would tell you I think while we have made a lot of progress I still think this whole process is somewhat in its infancy and there are further opportunities for us to improve yield and make sure we are growing a business that contributes well to our margins.

Bruce Chan - Stifel Nicolaus — Analyst

Okay, great. That makes a lot of sense. Thanks for the time.

Operator

Chaz Jones, Wunderlich.

Chaz Jones - Wunderlich — Analyst

Just one quick question on insurance. Obviously Saia has shown some very strong improvement in that line item. I’m just kind of curious if you think that has run its course or there is still maybe more room in 2013 and ultimately can that get below 2% of revenue?

Rick O’Dell — Saia, Inc. — President & CEO

Obviously there are too big components in there, right, that is where our accident expense goes as well as our cargo claims. And I guess what I would tell you is that we have institutionalized some improved processes from a cargo claims perspective and I would expect to make some additional progress there.

Our accident expense, again, I think with some of the technology and the safety programs that we have that we should be able to continue to maintain or improve that this quarter. Our accident expense was kind of in line with our historical average and in line with last year. But as you guys know, we are self-insured for up to $2 million per accident. So that can have some volatility within any given quarter.

So, but I would expect — what I would tell you is this quarter was probably in line as kind of a more normal run rate and we would continue to target improvement in both areas. But I wouldn’t expect necessarily for it to be on a run rate basis, let’s just say a half a point better than that immediately. But there is probably a little bit in both lines that we continue to work with.

Chaz Jones - Wunderlich — Analyst

Okay, great. No, that’s helpful and that is all I had. Nice quarter.

Operator

(Operator Instructions). Jack Waldo, Stephens Inc.

Jack Waldo - Stephens Inc. — Analyst

My first question is on the insurance issue, what was — could you just talk a little bit about the year ago comparison in the fourth quarter and what caused insurance to spike up so much?

Jim Darby - Saia, Inc. — VP of Finance & CFO

Well, Jack, if you go back to last year we had some accident severity that popped that line up and it happened to us late in the year, actually in December in the fourth quarter of last year. And what I would say is that line was probably about $3 million above where it would normally run due to the accident severity we had fourth quarter of last year. Does that help you?

Jack Waldo - Stephens Inc. — Analyst

Yes sir, it does. And then what are your CapEx expectations for this year and if you have any plans for next year?

Jim Darby - Saia, Inc. — VP of Finance & CFO

Well, we boosted — we’ve said all along we were going to do about $80 million this year; I think our final number we are projecting is more like $83 million, so it is a little bit heavier. All of our revenue equipment is pretty much in place now and in service. We have a few more dollars to spend in the fourth quarter. So we will end up about $83 million.

We don’t announce next year until our fourth-quarter call, which is at the end of January. But I would expect that we would see capital expenditures next year to be in the range similar to this year.

Rick O’Dell — Saia, Inc. — President & CEO

We have kind of — we have done our catch-up in our average age of our tractors is in line with where we need it to be. But we still have an investment to make in trailers. And one thing I would tell you is I am actually excited about that because not only can that help us with CSA compliance and we should see some reduction in maintenance expense over a period of time.

But, right now 25% of our pups that we use in our line haul operation, what we call our smooth sided, meaning they don’t have logistics bars capability in them. And so the investment that we are going to make in those pups should provide a targeted return from a load average perspective as well as help support our cargo claims improvement initiative because of the blocking and bracing capabilities you have in a modern trailer.

Jack Waldo - Stephens Inc. — Analyst

Got you. Got you. Okay, and then when you think about your business, and congrats to you guys for throwing out such great incremental margins, but I was wondering if when you think about the overall business, what type of incremental margins do you think the business is capable of producing? I assume that the last couple quarters have been somewhat abnormal given the circumstances surrounding both pricing and your internal initiatives.

Rick O’Dell — Saia, Inc. — President & CEO

Well, yes and no, right? I mean I guess abnormal meaning we don’t think we can continue to get 2 OR point improvement? And that was this quarter. I’m not sure —.

Jack Waldo - Stephens Inc. — Analyst

Yes, your last two incremental margins were 60% and 70% respectively.

Rick O’Dell — Saia, Inc. — President & CEO

Yes, yield is a very powerful — a very powerful tool we found. I guess what I would tell you is this — I think particularly when you look at the fact that we’ve made a lot of investments in our Company including restoring some wages and benefits that have been operating under some reductions because of the environment that we’ve been in.

Some of the investments that we’ve made in quality — I mean to me those things are institutionalized within our Company, okay. And some of the technology investments that we have that we’re just beginning to see some benefits from, I think there are some further benefits there.

So I guess what I would tell you is, I mean, I think if we get into a — if you get a 3% rate environment and we have some additional cost increases from salaries and wages, more normalized, right, employee benefits, if you see normal increases in those things and then we can offset some of those increases obviously with some efficiency initiatives, I think there is still an opportunity to have good margin improvement going forward into next year even with a soft economic environment.

I mean we are obviously pretty deep into our planning initiatives for next year and we are not waiting until next year to implement them. So, again, and I think there is a couple of key initiatives, including in our line haul network, which is a big target expense area as well as in fuel efficiency are just two examples that could have a material cost improvement in 2013 that I think is very achievable.

Jack Waldo - Stephens Inc. — Analyst

Got you. Well, fair enough, thank you very much.

Operator

(Operator Instructions). Ed Wolfe, Wolfe Trahan.

Ed Wolfe - Wolfe Trahan — Analyst

Thanks, just a quick follow-up. This looks — this year your operating ratio was better in second quarter than third quarter and I’m guessing some of that has to do with the wage increase in July. But the last couple years before that it was better in second relative to third. Just going forward as you think about things. Should — which quarter should historically be your best margin quarter in a normalized year as you think about it?

Rick O’Dell — Saia, Inc. — President & CEO

Probably 2Q. Right, I mean, to me the second quarter has been the best quarter for several years in a row. I think 2Q is probably a little bit better than third quarter. And I think part of that too is that we used to see that real seasonality, it all built up to the Christmas holidays. That seems to have muted pretty regularly over the last several years. So where you used to always kind of get that big run up that went all the way to November, I mean now it’s kind of flattened out.

Ed Wolfe - Wolfe Trahan — Analyst

Makes sense. Thanks again.

Operator

We have no further questions. I would like to turn it back to our speakers for any additional or closing remarks.

Rick O’Dell — Saia, Inc. — President & CEO

All right, well, thank you for your interest in Saia and we would also like to — we know we’ve got a lot of shareholders as well as some of our analysts are in the Northeast and were certainly impacted by the storm. So we want you guys to know that our thoughts and prayers are with you guys. Thank you.

Operator

And that concludes today’s presentation. Thank you for your participation.